Exhibit 99.1
News Release
Novelis Reports Fourth Quarter and Full Fiscal Year 2024 Results

Q4 Fiscal Year 2024 Highlights
•Net income attributable to our common shareholder and net income from continuing operations of $166 million, up 6% YoY; Net income excluding special items was $179 million, up 2% YoY
•Adjusted EBITDA of $514 million, up 28% YoY
•Rolled product shipments of 951 kilotonnes, up 2% YoY
•Adjusted EBITDA per tonne shipped of $540, up 25% YoY

Full Fiscal Year 2024 Highlights
•Net income attributable to our common shareholder and net income from continuing operations of $600 million, down 9% YoY; Net income excluding special items was $688 million, down 12% YoY
•Adjusted EBITDA of $1.9 billion, up 3% YoY
•Rolled product shipments of 3,673 kilotonnes, down 3% YoY
•Adjusted EBITDA per tonne shipped of $510, up 7% YoY
•Net leverage ratio of 2.3x
•Increased the recycled content of our products to 63% in fiscal 2024, compared to 61% in fiscal 2023

ATLANTA, May 6, 2024 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the fourth quarter and full fiscal year 2024.
"Novelis delivered strong improvements in key financial metrics in the fourth quarter driven by lower operating costs, improved market demand and higher benefit from recycling,” said Steve Fisher, president and CEO, Novelis Inc. “In doing so, we once again demonstrated the strength and resiliency of our business model, which is aided by our global presence and diverse product portfolio. We are building on our existing strengths with a number of expansion investments underway to capture sustainability-driven demand for lightweight and infinitely recyclable aluminum material, while enhancing profitability and shareholder returns."

Fourth Quarter Fiscal Year 2024 Results
Net sales decreased 7% versus the prior year period to $4.1 billion for the fourth quarter of fiscal year 2024, driven by lower average aluminum prices, partially offset by higher total shipments. Total flat rolled product shipments increased 2% to 951 kilotonnes in the fourth quarter of fiscal year 2024 versus the prior year period, due primarily to increased demand for beverage packaging sheet.
Net income attributable to our common shareholder was up 6% versus the prior year to $166 million in the fourth quarter of fiscal year 2024, due primarily to higher Adjusted EBITDA, partially offset by higher taxes and unfavorable timing of unrealized derivative losses. Adjusted EBITDA increased 28% versus the prior year to $514 million in the fourth quarter of fiscal year 2024. This significant improvement was primarily driven by favorable metal benefit from recycling and lower operating costs than the prior year period.

Full Year Fiscal Year 2024 Results
Net sales decreased 12% to $16.2 billion in fiscal year 2024, primarily driven by lower average aluminum prices and a 3% decrease in total flat rolled product shipments to 3,673 kilotonnes. The decrease in shipments is mainly due to lower beverage packaging shipments driven by customer inventory reductions in the first half of the fiscal year as well as softer demand for specialties products in a weaker macro-economic environment, partially offset by higher automotive shipments on strong demand. With customer inventory reductions complete, beverage packaging shipments increased sequentially each quarter of fiscal 2024 and demand continues to strengthen.
Fiscal 2024 net income attributable to our common shareholder decreased 9% versus the prior year to $600 million. The decrease is mainly driven by higher income tax provision and interest expense, as well as unfavorable timing of unrealized derivative losses in the current year compared to a gain in the prior year, partially offset by higher Adjusted EBITDA and improvement in metal price lag.
Adjusted EBITDA increased 3% to $1.9 billion in fiscal year 2024, compared to $1.8 billion in fiscal 2023, driven by higher product pricing, including some cost pass-throughs to customers, lower energy and freight costs, and favorable foreign exchange. These factors were partially offset by lower metal benefit, higher employment costs, an inventory timing effect from capitalizing high operating costs in the prior year, and lower volume.
Net cash flow provided by operating activities, continuing operations was $1.3 billion in fiscal year 2024 compared to $1.2 billion in the prior fiscal year, primarily due to higher Adjusted EBITDA and improvement in metal price lag. Adjusted Free Cash Flow was an outflow of $75 million in fiscal year 2024 compared to a prior year period inflow of $431 million, due primarily to a 73% year-over-year increase in capital expenditures, partially offset by higher cash flow from operating activities. Fiscal year 2024 capital expenditures total $1.4 billion and reflect the planned increase in strategic, sustainability-focused, capital investment projects that support increased long-term customer demand.
"We have a strong track record of successfully deploying capital to grow the business, as well as a balanced capital allocation profile," said Devinder Ahuja, executive vice president and CFO, Novelis Inc. "We are generating robust operating cash flow to fund our organic investments currently under way, and remain focused on executing our growth strategy and delivering long-term value creation."
The company had a net leverage ratio (Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 2.3x at the end of the fourth quarter of fiscal year 2024. Total liquidity stood at $2.3 billion as of March 31, 2024, consisting of $1.3 billion in cash and cash equivalents and $1.0 billion in availability under committed credit facilities.

Fourth Quarter and Full Fiscal Year 2024 Earnings Conference Call
Novelis will discuss its fourth quarter and full fiscal year 2024 results via a live webcast and conference call for investors at 7:00 a.m. EDT/4:30 p.m. IST on Monday, May 6, 2024. The webcast link, access information and presentation materials can be found at https://investors.novelis.com/. To view slides and listen to the live webcast, visit: https://links.ccwebcast.com/?EventId=NOV060524. To participate by telephone, participants are requested to register at:https://services.choruscall.in/DiamondPassRegistration/register?confirmationNumber=4748529&linkSecurityString=1ccc7ac9c0

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $16.2 billion in fiscal year 2024. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA,

Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Net Leverage Ratio, income from continuing operations excluding special items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about our beliefs that our investments underway will capture demand for aluminum material, while enhancing profitability and shareholder returns. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; competition in our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost of volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; rises in energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities; economic uncertainty, capital markets disruption and supply chain interruptions, including as a result of geopolitical instability due to the ongoing military conflict between Russia and Ukraine, attacks on shipping vessels in the Red Sea, and the ongoing conflicts in the Gaza Strip and the surrounding regions; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; security breaches and other disruptions to our information technology networks and systems; increased freight costs on imported products; timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risks related to variable rate indebtedness, including interest rate risk; adverse changes in currency exchange rates; our inability to transact in derivative instruments, if our exposure to price fluctuations is not adequately hedged under derivative instruments, or if counterparties to our derivative instruments fail to honor their agreements; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets and other long-lived assets; tax expense, tax liabilities or tax compliance costs; operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; global climate change or the legal, regulatory or market responses to such change; risks related to the broad range of environmental, health and safety laws and regulations to which we are subject, and any related exposure to substantial environmental, health and safety costs and liabilities; our failure to comply with laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; and exposure to significant legal proceedings and investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2024	2023	2024	2023
Net sales	$4,077	$4,397	$16,210	$18,486
Cost of goods sold (exclusive of depreciation and amortization)	3,417	3,797	13,704	15,996
Selling, general and administrative expenses	172	170	717	679
Depreciation and amortization	148	135	554	540
Interest expense and amortization of debt issuance costs	70	76	298	274
Research and development expenses	26	26	98	95
Loss on extinguishment of debt, net	—	—	5	—
Restructuring and impairment expenses, net	9	26	42	33
Equity in net income of non-consolidated affiliates	(3)	(2)	(4)	(16)
Other expenses (income), net	13	12	(22)	79
	3,852	4,240	15,392	17,680
Income from continuing operations before income tax provision	225	157	818	806
Income tax provision	59	1	218	147
Net income from continuing operations	166	156	600	659
Loss from discontinued operations, net of tax	—	—	—	(2)
Net loss from discontinued operations	—	—	—	(2)
Net income	166	156	600	657
Net loss attributable to noncontrolling interest	—	—	—	(1)
Net income attributable to our common shareholder	$166	$156	$600	$658

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	March 31, 2024	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,309	$1,498
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 and $5 as of March 31, 2024, and March 31, 2023, respectively)	1,760	1,751
— related parties	161	156
Inventories	2,515	2,729
Prepaid expenses and other current assets	152	178
Fair value of derivative instruments	45	145
Assets held for sale	1	3
Total current assets	5,943	6,460
Property, plant and equipment, net	5,741	4,900
Goodwill	1,074	1,076
Intangible assets, net	545	589
Investment in and advances to non–consolidated affiliates	905	877
Deferred income tax assets	143	166
Other long-term assets
— third parties	274	293
— related parties	3	3
Total assets	$14,628	$14,364
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$33	$88
Short-term borrowings	759	671
Accounts payable
— third parties	2,992	3,100
— related parties	280	277
Fair value of derivative instruments	144	130
Accrued expenses and other current liabilities	627	633
Total current liabilities	4,835	4,899
Long-term debt, net of current portion	4,866	4,881
Deferred income tax liabilities	253	288
Accrued postretirement benefits	559	554
Other long-term liabilities	305	288
Total liabilities	10,818	10,910
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,100 shares issued and outstanding as of March 31, 2024, and March 31, 2023	—	—
Additional paid-in capital	1,108	1,208
Retained earnings	3,072	2,472
Accumulated other comprehensive loss	(381)	(238)
Total equity of our common shareholder	3,799	3,442
Noncontrolling interest	11	12
Total equity	3,810	3,454
Total liabilities and equity	$14,628	$14,364

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended March 31,
(in millions)	2024	2023
OPERATING ACTIVITIES
Net income	$600	$657
Net loss from discontinued operations	—	(2)
Net income from continuing operations	$600	$659
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	554	540
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	40	(28)
Loss on sale of assets, net	6	1
Non-cash restructuring and impairment charges	28	23
Loss on extinguishment of debt, net	5	—
Deferred income taxes, net	20	(45)
Equity in net income of non-consolidated affiliates	(4)	(16)
Loss (gain) on foreign exchange remeasurement of debt	2	(4)
Amortization of debt issuance costs and carrying value adjustments	12	16
Other, net	3	(2)
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(25)	783
Inventories	185	235
Accounts payable	(119)	(759)
Other assets	42	3
Other liabilities	(34)	(186)
Net cash provided by operating activities – continuing operations	1,315	1,220
Net cash used in operating activities – discontinued operations	—	(12)
Net cash provided by operating activities	$1,315	$1,208
INVESTING ACTIVITIES
Capital expenditures	$(1,358)	$(786)
Acquisition of business and other investments, net of cash acquired	—	(7)
Proceeds from sales of assets, third party, net of transaction fees and hedging	—	6
Proceeds from the sale of a business	2	3
Outflows from investment in and advances to non-consolidated affiliates, net	(36)	(17)
(Outflows) proceeds from the settlement of derivative instruments, net	(10)	7
Other	14	19
Net cash used in investing activities	$(1,388)	$(775)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$749	$50
Principal payments of long-term and short-term borrowings	(736)	(390)
Revolving credit facilities and other, net	(8)	471
Debt issuance costs	(3)	(7)
Return of capital to our common shareholder	(100)	(100)
Net cash (used in) provided by financing activities	$(98)	$24
Net (decrease) increase in cash, cash equivalents and restricted cash	(171)	457
Effect of exchange rate changes on cash	(18)	(30)
Cash, cash equivalents and restricted cash — beginning of period	1,511	1,084
Cash, cash equivalents and restricted cash — end of period	$1,322	$1,511

Cash and cash equivalents	$1,309	$1,498
Restricted cash (included in other long-term assets)	13	13
Cash, cash equivalents and restricted cash — end of period	$1,322	$1,511

Reconciliation of Adjusted EBITDA (unaudited) to Net Income Attributable to our Common Shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2024	2023	2024	2023
Net income attributable to our common shareholder	$166	$156	$600	$658
Net loss attributable to noncontrolling interests	—	—	—	(1)
Income tax provision	59	1	218	147
Interest, net	64	70	275	254
Depreciation and amortization	148	135	554	540
EBITDA	$437	$362	$1,647	$1,598

Adjustment to reconcile proportional consolidation	$11	$13	$44	$53
Unrealized losses (gains) on change in fair value of derivative instruments, net	32	(3)	36	(23)
Realized gains on derivative instruments not included in Adjusted EBITDA	(2)	(1)	(6)	(4)
Loss on extinguishment of debt, net	—	—	5	—
Restructuring and impairment expenses, net	9	26	42	33
Loss on sale or disposal of assets, net	2	—	6	1
Loss from discontinued operations, net of tax	—	—	—	2
Metal price lag	8	—	70	130
Other, net	17	6	29	21
Adjusted EBITDA	$514	$403	$1,873	$1,811

The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2024	2023	2024	2023
Adjusted EBITDA (in millions) (numerator)	$514	$403	$1,873	$1,811
Rolled product shipments (in kt) (denominator)	951	936	3,673	3,790
Adjusted EBITDA per tonne	$540	$431	$510	$478

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Fiscal Year Ended March 31,
(in millions)	2024	2023
Net cash provided by operating activities – continuing operations	$1,315	$1,220
Net cash used in investing activities – continuing operations	(1,388)	(775)
Plus: Cash used in the acquisition of business and other investments, net of cash acquired	—	7
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(2)	(9)
Adjusted Free Cash Flow from continuing operations	(75)	443
Net cash used in operating activities – discontinued operations	—	(12)
Adjusted Free Cash Flow	$(75)	$431

Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Net Debt.

(in millions)	March 31, 2024	March 31, 2023
Long–term debt, net of current portion	$4,866	$4,881
Current portion of long-term debt	33	88
Short-term borrowings	759	671
Cash and cash equivalents	(1,309)	(1,498)
Net Debt	$4,349	$4,142

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	March 31, 2024	March 31, 2023
Net debt (numerator)	$4,349	$4,142
TTM Adjusted EBITDA (denominator)	$1,873	$1,811
Net Leverage Ratio	2.3	2.3

Reconciliation of Net Income from Continuing Operations, Excluding Special Items (unaudited) to Net Income from Continuing Operations
The following table presents net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2024	2023	2024	2023
Net income from continuing operations	$166	$156	$600	$659
Special Items:
Loss on extinguishment of debt, net	—	—	5	—
Metal price lag	8	—	70	130
Restructuring and impairment expenses, net	9	26	42	33
Tax effect on special items	(4)	(7)	(29)	(41)
Net income from continuing operations, excluding special items	$179	$175	$688	$781

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$210	$74	$84	$145	$1	$514

Shipments (in kt)
Rolled products – third party	391	244	165	151	—	951
Rolled products – intersegment	—	2	18	13	(33)	—
Total rolled products	391	246	183	164	(33)	951

Selected Operating Results Three Months Ended March 31, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$131	$91	$72	$115	$(6)	$403

Shipments (in kt)
Rolled products – third party	363	244	185	144	—	936
Rolled products – intersegment	—	4	2	—	(6)	—
Total rolled products	363	248	187	144	(6)	936

Selected Operating Results Fiscal Year Ended March 31, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$749	$321	$334	$472	$(3)	$1,873

Shipments (in kt)
Rolled products – third party	1,513	967	623	570	—	3,673
Rolled products – intersegment	—	15	87	33	(135)	—
Total rolled products	1,513	982	710	603	(135)	3,673

Selected Operating Results Fiscal Year Ended March 31, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$673	$286	$339	$522	$(9)	$1,811

Shipments (in kt)
Rolled products – third party	1,515	998	678	599	—	3,790
Rolled products – intersegment	—	32	43	17	(92)	—
Total rolled products	1,515	1,030	721	616	(92)	3,790